Exhibit 99

Joint Filing Agreement

     The undersigned hereby agree to jointly file a statement on Schedule 13D, together with any amendments thereto (collectively, the “Schedule 13Ds”), with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Joint Filing Agreement may be signed in counterpart copies.

Nestlé Ice Holdings, Inc.
Dated: July 7, 2005	By:	/s/ Kristin Adrian
		Name:	Kristin Adrian
		Title:	Assistant Secretary

Nestlé Holdings, Inc.
Dated: July 7, 2005	By:	/s/ Kristin Adrian
		Name:	Kristin Adrian
		Title:	Senior Vice President, General Counsel & Secretary

Nestlé S.A.
Dated: July 7, 2005	By:	/s/ Kristin Adrian
Kristin Adrian, attorney-in-fact for
		Name:	H.P. Frick
		Title:	Senior Vice President and General Counsel of Nestle S.A.